EXHIBIT 3(i)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

THE BRINK’S COMPANY

ARTICLE I

The name of the Corporation is THE BRINK’S COMPANY.

ARTICLE II

The purpose for which the Corporation is organized is to transact any lawful business not required to be stated in the Articles of Incorporation.

ARTICLE III

The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred seventy-two million (172,000,000), of which two million (2,000,000) shares shall be shares of Preferred Stock, par value $10.00 per share (hereinafter called “Preferred Stock”) and one hundred seventy million (170,000,000) shares shall be shares of common stock, par value $1.00, of which one hundred million (100,000,000) shall be shares of a series of common stock designated as The Brink’s Company Common Stock, par value $1.00 per share (“Brink’s Stock”). The Brink’s Stock shall hereinafter be called “Common Stock”.

DIVISION I

The preferences, limitations and relative rights of the shares of Common Stock are as follows:

1. Dividend Rights.

(a) Dividends. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the Common Stock out of funds of the Corporation legally available therefor. Subject to the foregoing, the declaration and payment of dividends on the Common Stock and the amount thereof, shall at all times be solely in the discretion of the Board of Directors.

(b) Distribution Determination. Pursuant to Section 13.1-653 of the Virginia Stock Corporation Act (the “VSCA”), the Board of Directors may base a determination that a proposed dividend distribution is out of funds legally available therefor under Virginia law either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation of the Corporation’s total net assets or other method that is reasonable in the circumstances.

2. Voting Rights.

(a) Voting Rights. Each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the stock transfer books of the Corporation.

(b) Vote Required. Unless the Board of Directors conditions its submission of a particular matter on receipt of a greater vote or on any other basis permitted by applicable law, the vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of any of the following that by applicable law are required to be submitted to shareholders for their approval: (i) any amendment or restatement of these Amended and Restated Articles of Incorporation, except as otherwise prescribed by Section 13.1-708 of the VSCA; (ii) a plan of merger; (iii) a plan of share exchange; (iv) the sale, lease, exchange or other disposition of all or substantially all the property of the Corporation otherwise than in the usual and regular course of its business; or (v) a proposal to dissolve the Corporation. The foregoing provisions shall not be construed to alter or modify in any respect the voting requirements prescribed by the VSCA which would in the absence of such provisions be applicable to approval of any affiliated transaction (as defined in the VSCA) or any amendment of the Amended and Restated Articles of Incorporation of the Corporation relating to the vote required for approval of any affiliated transaction.

3. Determinations by the Board of Directors. Any determinations made by the Board of Directors of the Corporation or any committee of the Board, a majority of which are “disinterested directors”, under any provision in this Division I of Article III shall be final and binding on all shareholders of the Corporation. For this purpose, any director who is not an employee of or a consultant to the Corporation and who is not, directly or indirectly, the beneficial owner of 1 percent or more of the outstanding shares of Common Stock shall be considered “disinterested”, even though such director may beneficially own a greater amount of one class of Common Stock than of the other class of Common Stock.

DIVISION II

Subject to applicable laws and to this Article III, the Board of Directors of the Corporation may determine the preferences, limitations and relative rights of the Preferred Stock and of any series of such Preferred Stock by filing an amendment to these Amended and Restated Articles of Incorporation pursuant to Section 13.1-639 of the VSCA. Such determination may include, without limitation, provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, convertibility, distribution and preference on dissolution or otherwise.

ARTICLE IV

1. No holder of any class of capital stock of the Corporation shall have any preemptive right to subscribe for, purchase or acquire (i) any shares of capital stock of the Corporation, (ii) any securities convertible into or exchangeable for any such shares or (iii) any options, warrants or rights to subscribe for, purchase or acquire any of such shares or securities.

2. Rights, options or warrants for the purchase of shares of any class of capital stock of the Corporation may be issued upon such terms and conditions and for such consideration as may be approved by the Board of Directors. Approval of the shareholders of the Corporation shall not be required for any such issue, whether or not issued to directors, officers or employees of the Corporation or any of its subsidiaries rather than generally to holders of shares of any such class.

ARTICLE V

1. The Board of Directors shall consist of such number of individuals, not less than nine or more than fifteen, as shall be specified in or fixed in accordance with the bylaws of the Corporation. Directors may be removed only with cause.

2. Directors shall be divided into three classes, each class to be as nearly equal in number as possible, the number to be assigned each class to be determined by, or in the manner provided in, the bylaws of the Corporation, or in the absence of any such provision, then by the Directors prior to the election of a particular class. At each annual meeting the successors to directors whose terms shall expire that year shall be elected to a term of three years; provided, however, that at least three directors shall be elected in each year.

3. In addition to any other vote that may be required by statute, stock exchange regulations, these Amended and Restated Articles of Incorporation or any amendment thereto, or the bylaws of the Corporation, the vote of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal Section 1 or Section 2 of this Article V or this Section 3.

ARTICLE VI

The private property of the shareholders of the Corporation shall not be subject to payment of corporate debts to any extent whatever.

ARTICLE VII

The Board of Directors shall have the power to make, amend or repeal bylaws of the Corporation.

ARTICLE VIII

1. In any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, an officer or a director of the Corporation shall not be liable to the Corporation or its shareholders for any monetary damages arising out of any transaction, occurrence or course of conduct, unless in such proceeding a judgment shall have been entered against the director or officer because of a finding that the act or omission for which the officer or director was adjudged liable had been proved to be due to his or her willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

2. Without limiting any of the provisions of this Article VIII, each officer, director or employee of the Corporation shall be entitled to indemnity, including indemnity with respect to a proceeding by or in the right of the Corporation, to the fullest extent required or permitted under the provisions of the VSCA as in effect from time to time, except only an indemnity against willful misconduct or a knowing violation of the criminal law. No amendment or repeal of this Article VIII shall apply to or have any effect on the rights provided under this Article VIII with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make such indemnity and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such officer, director or employee in connection with such actions and determinations or proceedings of any kind arising therefrom.

3. The Corporation shall promptly pay for or reimburse the reasonable expenses, including attorneys’ fees, incurred by an officer, director or employee of the Corporation in connection with any proceeding (whether or not made a party) arising from his or her status as such officer, director or employee, in advance of final disposition of any such proceeding upon receipt by the Corporation from such officer, director or employee of (a) a written statement of good faith belief that he or she is entitled to indemnity by the Corporation, and (b) a written undertaking, executed personally or on his or her behalf, to repay the amount so paid or reimbursed if after final disposition of such proceeding it is determined that he or she did not meet the applicable standard of conduct.

4. The rights of each officer, director or employee of the Corporation under this Article VIII or as otherwise provided by law shall continue regardless of cessation of their status as such and shall inure to the benefit of their respective heirs, executors, administrators and legal representatives. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VIII or applicable laws of the Commonwealth of Virginia.

5. The rights to indemnity and payment or reimbursement of expenses provided under this Article VIII shall extend to any individual who, while a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee (including service as a named fiduciary), employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

6. The provisions of this Article VIII shall be applicable regardless of when a transaction, occurrence or course of conduct on which a proceeding is based, in whole or in part, took place.

7. Each provision in this Article VIII shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision. The provisions of this Article VIII shall be in addition to, and not in limitation of, all rights to indemnity and payment or reimbursement of expenses required or permitted by applicable provisions of law.

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